Exhibit (a)(1)(iii)

CB RICHARD ELLIS GROUP, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR NEW RESTRICTED STOCK

ELECTION/WITHDRAWAL MATERIALS

Before completing and signing the election form on the next page, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Restricted Stock (referred to as the “Offer to Exchange”); (2) the memo from Laurence H. Midler, dated June 5, 2009; (3) the Election Form; and (4) the Withdrawal Form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible options the opportunity to exchange these options for new restricted stock or for employees employed in France and Canada, new options as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on July 2, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THESE MATERIALS.

In accordance with the terms and conditions outlined in the offer documents, the number of shares of restricted stock or new options you receive will depend on the exercise price of the eligible options that you elect to exchange as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange some or all of the outstanding options granted to you by CB Richard Ellis Group, Inc. (“CBRE,” the “Company,” “we,” “our,” or “us”) at any time between and including January 27, 2005 and September 5, 2007 (the “eligible options”), whether vested or unvested, for new shares of restricted stock (the “restricted stock”) except for employees employed in France and Canada who will receive new options (the “new options”, and together with the restricted stock, the “new awards”). The new awards will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued employment with us through each relevant vesting date, except as described in the Offer to Exchange. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the boxes and completing and signing the attached election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver the completed and attached election form via mail, facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., Pacific Time, on July 2, 2009, unless extended, to:

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

Only election forms that are complete, signed and actually received by CBRE through the methods described above by the deadline will be accepted.

ELECTION FORM

Your current outstanding eligible option grants that may be surrendered for exchange in the offer are set forth in the table below. Please check the appropriate box (either all of the eligible options (if the first box is checked) or the eligible options marked “Exchange” or “Do Not Exchange” in the table set forth below (if the second box is checked)).

*    *    *

I understand that my eligible options that are specifically checked off for exchange below will be cancelled irrevocably on the cancellation date, currently expected to be July 6, 2009.

I understand that this election form will replace any election form I previously submitted.

I acknowledge that CBRE has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in this offer. I understand that my election to participate in this offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible options at any time until the offer expires. I understand that my election will be irrevocable at 9:00 p.m., Pacific Time, on Thursday, July 2, 2009, unless the offer is extended.

I hereby sell, assign and transfer to CBRE all right, title and interest in and to all of the eligible options that I am surrendering for exchange as specified in this election form. I represent and warrant that I have full power and authority to elect to surrender either all of the eligible options (if the first box is checked) or the eligible options marked “Exchange” in the table set forth below (if the second box is checked) and that, when and to the extent such eligible options are accepted by CBRE, such eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible options will not be subject to any adverse claims.

I agree to all of the terms and conditions of this offer.

Eligible Employee Signature	Date

Eligible Employee Name (Please print)

CHECK ONE

☐	Yes, I wish to participate in the offer as to ALL of my eligible options.

OR

☐	Yes, I wish to participate in the offer as to certain of my eligible options which are checked “Exchange” set forth in the table below. If you check this box, you are required to make an election for each outstanding eligible option grant set forth in the table below. Any election form submitted without an “Exchange” or “Do Not Exchange” marked for each outstanding eligible option grant election will be rejected.

	ELIGIBLE OPTION GRANT NUMBER				Make ONE Election “X” for Each Eligible Option Grant Number
ELIGIBLE EMPLOYEE		GRANT DATE	EXERCISE PRICE	ELIGIBLE OPTIONS	EXCHANGE	DO NOT EXCHANGE

					☐	☐

RETURN TO THE OPTION EXCHANGE ADMINISTRATOR ON OR BEFORE 9:00 P.M., PACIFIC TIME, ON

JULY 2, 2009.

WITHDRAWAL FORM

(DO NOT RETURN UNLESS YOU WISH TO WITHDRAW YOUR ELECTION FORM )

Please check the appropriate box:

☐  I wish to withdraw my election to exchange and instead REJECT the offer to exchange all of my eligible options. I do not wish to exchange any eligible options.

OR

☐  I wish to withdraw my election to exchange eligible options as to my eligible options listed below (please list). Any eligible options previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed eligible options:

Eligible Option Grant Number	Grant Date	Exercise Price

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

(please print or type name)

Signature

Date

RETURN TO CBRE NO LATER THAN 9:00 P.M., PACIFIC TIME,

ON JULY 2, 2009

(DO NOT RETURN UNLESS YOU WISH TO WITHDRAW YOUR ELECTION FORM)

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

ELECTION/WITHDRAWAL INSTRUCTIONS

CB RICHARD ELLIS GROUP, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR NEW RESTRICTED STOCK

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

By electing to surrender eligible options, you understand and agree to all of the following:

1.	Delivery of the Election.

A properly completed election form must be received by mail, facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 p.m., Pacific Time, on July 2, 2009 (referred to as the “expiration date”).

To participate in the offer, you must deliver your election form by mail, facsimile or e-mail by using the address, fax number or e-mail address as follows:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via mail, facsimile or e-mail (via PDF or similar imaged document file):

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

3. Election Forms must be received on or before 9:00 p.m., Pacific Time, on July 2, 2009 (unless the offer is extended).

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by CBRE by the deadline will be accepted.

CBRE intends to confirm the receipt of your election and/or any withdrawal by e-mail. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Our receipt of your election form is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when we give written notice to the option holders generally of our acceptance for exchange of such eligible options, which notice may be made by e-mail or other method of communication (the “tendered options”).

CBRE will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of the election form you submit, by completing and submitting the election form, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the next business day following the expiration of the offer, which cancellation is scheduled to be July 6, 2009. Upon cancellation of your eligible options, you will lose your rights to purchase any shares under the eligible options and you will receive in exchange a lesser amount of new restricted stock or new options.

2.	Withdrawal and Additional Tenders.

Tenders of eligible options made through the offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on July 2, 2009. If CBRE extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although CBRE currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your tendered options by 9:00 p.m., Pacific Time, on July 31, 2009, you may withdraw your tendered options at any time thereafter.

To withdraw some or all of your tendered options, you must deliver a properly completed withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the tendered options as follows:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and signed withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file):

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

If CBRE extends the offer, the properly completed withdrawal form must be received by CBRE by the date and time of the extended expiration of the offer.

Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer. You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange eligible options may be made at any time before the expiration date. If we extend the offer beyond that time, you may re-tender your eligible options at any time until the extended expiration date of the offer.

To re-elect to exchange some or all of your withdrawn tendered options or to elect to exchange additional eligible options, you must submit a new election via mail, facsimile or e-mail (via PDF or similar imaged document file) to the address set forth above.

Your new election must be received on or before 9:00 p.m., Pacific Time, July 2, 2009 (unless the offer is extended), in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal you have submitted. Upon the receipt of such new, properly filled out, signed and dated election form, any previously submitted election and/or withdrawal forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election and/or withdrawal form we receive prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of the withdrawal form, by completing and submitting the attached withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

3.	Tenders.

If you intend to tender options through the offer, you may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

4.	Signatures on the Election or Withdrawal Form.

The election or withdrawal form must be signed by the eligible employee and the signature must correspond with the name on the stock option grant notice or notices and stock option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If the election or withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to CBRE of the authority of that person to act in that capacity must be submitted with this election. If your name has been legally changed since your stock option grant notice and stock option agreement was signed, please submit proof of the legal name change with your election form.

5.	Other Information on this Election or Withdrawal.

In addition to signing the election or withdrawal form, you must print your name and indicate the date on which you signed.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or the withdrawal form should be directed to the option exchange administrator:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com

Copies of these documents will be furnished to you promptly upon request at our expense.

7.	Irregularities.

We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or withdrawals or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender or withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

8.	Additional Documents to Read.

You should read the Offer to Exchange, all documents referenced therein, and the memo from Laurence H. Midler, dated June 5, 2009, before deciding to participate in or withdraw from the offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal tax, financial and legal advisors before deciding whether or not to participate in this offer.

10.	Agreement.

You are surrendering to CBRE for exchange the eligible options specified in the attached election form. Upon acceptance by CBRE, this election form will constitute a binding agreement between you and CBRE, unless CBRE receives a valid withdrawal form with respect to such eligible options before the offer expires.